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                                                                   EXHIBIT 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the use of our report dated February 14, 1995 (except with respect to the matters discussed in Notes 20 and 21, as to which the date is June 30, 1995), with respect to the consolidated balance sheets of Walbro Corporation and Subsidiaries as of December 31, 1994, 1993 and 1992 and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, included in or made a part of this registration statement.



                                                 ARTHUR ANDERSEN LLP

Detroit, Michigan,
September 22, 1995